Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

MANUFACTURING SUPPLY AGREEMENT

between

Lordstown EV Corporation (“Company”)

and

Foxconn EV System LLC (“Supplier”)

Table of Contents

Page

1	Definitions		1
2.	Manufacturing Services		5
	a.	Engagement	5
	b.	Manufacturing Schedule; Capacity	5
	c.	Procurement of Components	6
	d.	Testing	9
	e.	Completion of Manufacture; Inspection	9
	f.	Non-Satisfaction of Acceptance Standards	9
	g.	Packaging and Shipping	9
	h.	Other Items to be Supplied by Company	10
	i.	Equipment	10
	j.	Company Inspection	10
	k.	Launch Responsibilities	11
	l.	Post-Delivery Services	11
	m.	Post-Sale Responsibilities	11
	n.	Service Parts	11
	o.	Future Vehicles	11
3.	Certain Covenants		12
	a.	Compliance with Law	12
	b.	Reporting Obligations	12
	c.	Materials Declaration	13
	d.	Permits	13
	e.	Incentives	13
	f.	On-Site Component Providers	13
4.	Quality; Warranty and Remedy		13
	a.	Quality Assurance	13
	b.	Supplier Warranty	14
	c.	Company Warranty	14
	d.	Warranty Liability	14
	e.	Vehicle Warranty	14
	f.	Allocation of Warranty Claim Responsibility	14
	g.	Repair or Replacement of Defective Vehicle	15
	h.	Exclusive Warranty	15
5.	Recall and Other Service Campaigns		15
	a.	Supplier Obligations	15
	b.	Corrective Actions	16

i

6.	Payment		16
	a.	Vehicle Invoice	16
	b.	Other Invoices	16
	c.	Invoice Payment	16
	d.	Disputes	17
	e.	Setoff	17
	f.	Taxes	17
	g.	Liens	17
7.	US Government Contracting Requirements		17
8.	Import and Export		17
9.	Changes and Obsolescence		17
	a.	Changes to Manufacturing Services, Packaging Specifications and Test Procedures	17
	b.	Engineering Changes	18
	c.	Treatment of Obsolete/End-of-Life Material/Part Change Notification	18
10.	Term		18
11.	Termination for Cause		18
	a.	Termination for Breach	18
	b.	Termination for Bankruptcy/Insolvency	18
12.	Obligations at Termination		19
	a.	Existing Rights and Obligations	19
	b.	Termination Claim	19
	c.	Company Purchase	19
	d.	Duty to Mitigate Costs	20
13.	Property of the Parties		20
	a.	Property of the Supplier	20
	b.	Property of Company	20
	c.	No License	20
	d.	Return of Company Property	20
14.	Confidentiality		21
	a.	Confidentiality Obligations	21
	b.	Employees, Agents, and Representatives	21
	c.	Term and Enforcement	21
	d.	Return of Proprietary Information and Technology	21
15.	Intellectual Property Rights; Assignment		21
	a.	Company Existing Intellectual Property	21
	b.	Goodwill and Acquired Rights	21
	c.	Protection of Intellectual Property	21
	d.	Prohibited Acts	22
	e.	Supplier Existing Intellectual Property	22
	f.	Inventions and Improvements Made by Supplier	22

16.	Indemnification		22
	a.	Third Party Indemnification	22
	b.	Indemnification Procedure	22
17.	Limitation of Damages		23
	a.	LIMITATIONS	23
	b.	CAP ON AGGREGATE LIABLITY	24
	c.	EXCEPTIONS	24
18.	Insurance		24
19.		Relationship of Parties	24
20.		Publicity	24
21.		Force Majeure	24
22.		Governance	25
	a.	Steering Committee	25
	b.	Project Management	25
23.	Dispute Resolution/Arbitration		25
	a.	Negotiation	25
	b.	Arbitration	25
	c.	Procedure	26
	d.	Enforcement	26

24.	Miscellaneous		26
	a.	Notices	26
	b.	Good Faith	26
	c.	Cumulative Remedies; Specific Performance	27
	d.	Attorneys’ Fees and Costs	27
	e.	Amendment	27
	f.	Partial Invalidity	27
	g.	Monies	27
	h.	Further Assurances	27
	i.	Severability	27
	j.	Entire Agreement	27
	k.	Binding Effect; Assignment	28
	l.	Waiver	28
	m.	No Third-Party Beneficiaries	28
	n.	Headings; Rules of Interpretation	28
	o.	Section References.	29
	p.	Business Day	29
	q.	Other Documents	29
	r.	Counterparts	29
	s.	Governing Law and Jurisdiction	29
	t.	Survival	29

MANUFACTURING SUPPLY AGREEMENT

This Manufacturing Supply Agreement (“Agreement”) is entered into by and between Foxconn EV System LLC, a Ohio limited liability company, having offices at 4568 Mayfield Road, Suite 204, Cleveland, Ohio 44121, and Lordstown EV Corporation, a Delaware corporation, having its offices at 2300 Hallock Young Road, Lordstown, Ohio 44481. Supplier and Company are each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A.	Supplier is in the business of manufacturing products of various types.

B.	Company is in the business of designing, developing, manufacturing, distributing, marketing, selling and servicing electric light duty commercial vehicles, including the vehicle currently expected to be marketed under the “Endurance” trade name.

C.	The Parties desire that with respect to the Vehicle (as defined below), Supplier: (i) manufacture the Vehicle from Components sourced by Company based on the design and development activities performed or to be performed by Company; (ii) procure Components for the manufacture and assembly of the Vehicle; and (iii) perform additional responsibilities as the Parties may subsequently agree in writing.

D.	The scope of this Agreement is limited to the Vehicle, however, the Parties further desire to work collaboratively and in good faith toward the possible design, development, and manufacture of other vehicles (including later models of the Endurance and other vehicles in addition to the Endurance), as the Parties may subsequently agree.

E.	The Parties acknowledge that, in order to successfully undertake the work which is the subject of this Agreement, they will need to work together in good faith and in the spirit of cooperation.

F.	The Parties desire to perform the activities described in Recital C pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1.	Definitions.

In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

“12 Week Quantity Build Schedule” means a manufacturing schedule provided to Supplier by Company in writing on a 12-week rolling basis that specifies the total quantity of Vehicles to be delivered and, within agreed upon quantity variances, the quantities of Vehicle types (e.g., by applicable options, trim levels, or other configuration variables), as well as identification number, shipping instructions, and requested delivery date.

“4 Week Quantity/Option Build Schedule” means a manufacturing schedule provided to Supplier by Company in writing on a four-week rolling basis that specifies the Vehicles to be delivered, including the exact quantities of each Vehicle type (e.g., by applicable options, trim levels, or other configuration variables), as well as identification number, shipping instructions, and requested delivery date.

“52 Week Rolling Forecast” means the weekly forecast provided to Supplier by Company, in writing, of quantity requirements of each Vehicle that Company anticipates requiring during the next 12-month period, as updated by Company from time to time on the frequency agreed to by the Parties.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition “controls” (and with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise. For clarity, (i) a Subsidiary of a Party shall be an Affiliate of such Party; and (ii) neither Party shall be an Affiliate of the other.

“Asset Purchase Agreement” means the agreement entitled “Asset Purchase Agreement By And Among Foxconn EV Technology, Inc., Lordstown EV Corporation And Lordstown Motors Corp. Dated As Of November 10, 2021.”

“Build Schedule” means, collectively, the 12 Week Quantity Build Schedule and the 4 Week Quantity/Option Build Schedule.

“Commercially Reasonable Efforts” means, with respect to any action, an affirmative duty to act in good faith and to make substantial efforts to cause such action to be taken, provided that: (1) a Party is not required to take any action which it reasonably believes would be contrary to its own material business interests; and (2) a Party’s failure to use Commercially Reasonable Efforts shall constitute a material breach of the Agreement only if it materially harms the other Party. “Substantial efforts” means the same level of effort that a Party would have taken on its own behalf in the same situation.

“Company” and “Lordstown EV Corporation” means Lordstown EV Corporation and shall be defined to include any Company Subsidiary to which a right is assigned, or a duty delegated, to the extent permitted under this Agreement.

“Company Intellectual Property” means all Intellectual Property of Company.

“Component Lead-time” means the mutually agreed upon minimum amount of time (or, in the absence of agreement, 12 weeks), in advance of delivery requested in a Build Schedule, that Supplier must receive in order to obtain the Components necessary to deliver the Vehicle on the requested delivery date.

“Component Provider” means a supplier, including a Directed Provider, which supplies or is contractually bound to supply Components.

“Component Purchase Order” means a document (whether titled “Purchase Order” or otherwise) that identifies, at a minimum, the Component and Component Provider, and which authorizes or obligates the Component Provider to deliver the Components.

“Components” means all production (including prototype) parts, assemblies, materials, or related services used in the manufacturing of the Vehicle.

“EDI” means electronic data interchange.

“Effective Date” means the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be May 11, 2022, or if no date is entered here, the last date of signature.

“Engineering Change” means a change to the design, Specifications, engineering level, manufacturing process, materials or Components of the Vehicle.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“In writing” means written documents, files contained on Company secured FTP, notice of which is provided electronically to Supplier, EDI with confirmation, and emails successfully transmitted and confirmed electronically or otherwise as received.

“Intellectual Property” means the intellectual property rights, including patents, patent applications, potentially patentable inventions, utility models, industrial models, drawings, designs, design models, trade secrets, know-how, processes, computer programs, data collections, databases, copyrights, copyrightable works, including software source code, copyright registrations, registerable mask works, mask work registrations, trade secrets, moral rights, and any other intellectual property or proprietary rights, applications, certificates of invention, divisions, continuations, patents of addition, reissues, renewals, extensions, certificates of reexamination, foreign counterparts, international counterparts, and any application claiming priority to or the benefit of any of the foregoing.

“Laws” means all applicable statutes, acts, codes, laws, rules, regulations, orders, constitutions, conventions, treaties, standards, ordinances, common law, or other requirements of any Governmental Authority, including those relating to the Manufacturing Services or the Manufacturing Plant.

“Loaned Equipment” means capital equipment (including Tooling) which is loaned or bailed to Supplier by or on behalf of Company to be used by Supplier to perform the Manufacturing Services.

“Losses” means losses, claims, damages, liabilities, deficiencies, losses resulting from actions or judgments, interest, settlements, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right hereunder and the cost of pursuing any insurance providers.

“Manufacturing Plant” means Supplier’s manufacturing plant located at 2300 Hallock Young Road, Lordstown, Ohio 44481.

“Manufacturing Process” means, with respect to the Vehicle, the process employed to assemble the Vehicle.

“Manufacturing Services” include but are not limited to, each of the following: assembling, manufacturing, testing, configuring, and packaging of the Vehicle prior to acceptance by Company, (but excluding Company Inspection, as defined in Section 2.e) as well as Post-Delivery Services, the provision of service parts and the performance of warranty obligations. Except as provided in Section 2.c.ii, the Manufacturing Services include the procurement of Components to be used in the assembly and manufacture of the Vehicle.

“Master BOM” means a document which lists, at a minimum, all Components of a Vehicle, including part numbers, quantities, unit price, vendor, and the currency in which the Component is being purchased (if other than US Dollars).

“Materials Declaration Requirements” means any material disclosure requirements under any environmental, product composition, and/or materials declaration or similar Laws.

“NHTSA” means the National Highway Traffic Safety Administration.

“NRE Costs” shall consist of non-recurring expenses incurred by Supplier under this Agreement, including design, engineering, testing, fixturing and tooling, other out-of-pocket and internal costs, so long as such activities are authorized by Company in writing.

“Packaging Specifications” means the packaging specifications supplied and/or approved by Company.

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

“Post-Delivery Services” include all services following the acceptance of the Vehicle by Company to be performed by Supplier, as specified in Section 2.l.

“Proprietary Information and Technology” means software, firmware, hardware, technology and know-how, and other proprietary information or Intellectual Property embodied therein that is known, owned, or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data (including Intellectual Property). The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

“Specifications” means the technical specifications (including specifications, drawings, samples, descriptions, and quality standards) for the Vehicle and Manufacturing Services supplied and/or approved by Company in writing and accepted by Supplier. Specifications may be amended from time to time under Section 9 by written Engineering Change orders agreed to by the Parties.

“Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association, or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees, or similar parties.

“Supplier Existing Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how, or other intellectual property rights owned or developed by Supplier outside of this Agreement, or owned or controlled by Supplier prior to the execution of this Agreement and all Transferred Intellectual Property as defined in the Asset Purchase Agreement.

“Supplier Personnel” means the employees, independent contractors, workers, and subcontractors of Supplier who will perform services on behalf of Supplier.

“Supplier” and “Foxconn EV Technology System” means Foxconn EV Technology System LLC and shall be defined to include any Supplier Subsidiary to which a right is assigned or a duty delegated, to the extent permitted under this Agreement.

“Test Procedures” means the finished Vehicle testing specifications, standards, procedures and parameters supplied and/or approved by Company and accepted by Supplier in writing.

“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) as are required for the manufacture of the Vehicle for which Company has issued a tooling authorization or purchasing document, together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances thereto.

“TREAD Act” means the Transportation Recall Enhancement, Accountability and Documentation Act.

“Vehicle” means the launch edition model (or “Version 1.0”) of the vehicle Company plans, as of the Effective Date, to bring to market under the name “Endurance” as contemplated in Company’s 2022 operating plan and scheduled to be launched in the third quarter of 2022, as the same may be modified during the term of this Agreement, but excluding new models or editions of the Endurance.

“Vehicle Acceptance Standards” means the mutually agreed and documented criteria standards regarding whether a completed Vehicle is to be accepted by Company.

“Vehicle Payment” means for each Vehicle the sum of: (i) the cost of the Vehicle Components, calculated per the Master BOM, and Component transportation incurred by Supplier; (ii) a Manufacturing Value Add Payment as described in Section 6.a; and (iii) any other amounts as agreed in writing by the Parties, which amounts shall be itemized in the Vehicle Purchase Order.

“Vehicle Purchase Order” means a purchase order issued by Company to Supplier for the Vehicle, which shall, at a minimum, contain: (i) the amount of the Vehicle Payment; and (ii) an internal Vehicle identification number and Vehicle type (e.g., by applicable options, trim levels, or other configuration variables) corresponding to the information in the 4 Week Quantity/Option Build Schedule.

2.	Manufacturing Services.

a.	Engagement. During the term of this Agreement, and pursuant to and in accordance with the terms and conditions set forth in this Agreement, Company hereby engages Supplier to provide, and Supplier hereby agrees to provide to Company, the Manufacturing Services. Supplier agrees to provide Manufacturing Services, and Company agrees to purchase Manufacturing Services for that quantity of Vehicles set forth in the Build Schedule. The Manufacturing Process shall include specific process and inspection plans and targets of achievement, including Key Performance Indicators (“KPIs”) (collectively the “Performance Standards”), as mutually agreed to by the Parties. Company shall be responsible for defining and managing all Vehicle-related Performance Standards. Supplier shall be responsible for defining and managing production and manufacturing-related Performance Standards.

b.	Manufacturing Schedule; Capacity.

i.	Company shall provide Supplier on a rolling weekly basis the 12 Week Quantity Build Schedule, which shall be used for the purposes of Component acquisition. The total quantity of Vehicles set forth in any 12 Week Quantity Build Schedule shall be binding on Company, although the quantities of Vehicle types (e.g., by applicable options or other configuration variables) within that 12 Week Quantity Build Schedule may be varied by Company within a range to be determined by the Parties through good faith negotiations.

ii.	Company shall also provide Supplier 4 Week Quantity/Option Build Schedules, which shall be used for purposes of production. The quantities of Vehicles, including Vehicle types, in any 4 Week Quantity/Option Build Schedule shall be binding in all respects on Company, and Company shall be obligated to purchase and pay for all Vehicles satisfying the Vehicle Acceptance Standards delivered to Company by Supplier consistent with the 4 Week Quantity/Option Build Schedule, as well as any additional quantities of Vehicles produced in accordance with Section 2.b.iv.

iii.	Supplier shall determine a production schedule for the Vehicle based on the 52 Week Rolling Forecast, the 12 Week Quantity Build Schedule, and the 4 Week Quantity/Option Build Schedule. In the event Supplier determines that it cannot deliver to Company in accordance with the 4 Week Quantity/Option Build Schedule, Supplier shall notify Company as promptly as feasible, and not less than 21 days in advance of any anticipated shortfall in production, in which case the Parties shall work in good faith to mutually determine a revised final production schedule. Supplier shall use best efforts to deliver Vehicles in accordance with the 4 Week Quantity/Option Build Schedule. If Supplier fails to timely notify Company that Supplier cannot deliver Vehicles in accordance with the 4 Week Quantity/Option Build Schedule, the 4 Week Quantity/Option Build Schedule shall be deemed accepted.

iv.	Notwithstanding anything to the contrary in this Agreement, Company may, subject to (1) the availability of Components and other inputs; and (2) the available capacity of the Manufacturing Plant, increase weekly volumes for weeks 5-12 of the 12 Week Quantity Build Schedule by up to 20% from the volume stated when the calendar week first entered the 12 Week Quantity Build Schedule . Supplier shall use Commercially Reasonable Efforts to satisfy any other requested volume increases from Company. Supplier shall reserve, on a priority basis, for Company sufficient capacity at the Manufacturing Plant to meet Company’s 52 Week Rolling Forecast. However, subject to Company’s consent, not to be unreasonably withheld, Supplier may reduce or reconfigure capacity if there is a material shortfall in Company’s actual requirements from the 52 Week Rolling Forecast.

c.	Procurement of Components.

i.	Generally. Except as provided in Section 2.c.ii, Supplier shall manufacture or purchase from Component Providers specified by Company (each a “Directed Provider”) all Components. Any Components to be purchased by Supplier from Directed Providers shall be purchased through purchase orders issued by Supplier on its own account, paid for and owned by Supplier pursuant to the terms and conditions (including price) agreed to by the Directed Provider and Company (“Directed Provider Terms”). Neither Party may make any amendments to the Directed Provider Terms as they exist as of the Effective Date that materially affect the other Party without the other Party’s consent. Notwithstanding the foregoing, in the event any Directed Provider refuses to accept a purchase order or other comparable document for the purchase of Components from Supplier on the Directed Provider Terms, Supplier shall issue such documents on behalf of Company and shall in all other respects be subject to this Section 2.c. Company shall compensate Supplier for all amounts paid by Supplier to Component Providers in accordance with the provisions of Section 6.a. If the Parties agree in writing that any Components should be paid for and owned by Company, the Parties shall negotiate in good faith to determine the value and any reduction in the Vehicle Payment for any Component inventory owned by Company. The Parties shall negotiate in good faith to determine the value and any reduction in the Vehicle Payment for any Component inventory owned by Company as of the start of the Manufacturing Services.

ii.	Company Purchases. Company shall directly purchase from Component Providers for its own account in the following circumstances:

(1).	All Components to be purchased during the Transition Period;

(2).	All Components which are subject to a non-assignable contract between Company and the Component Provider, provided that the Parties will use Commercially Reasonable Efforts to obtain any necessary consents to assignment; and

(3).	As agreed in writing between the Parties.

If Company directly purchases a Component on its own behalf, Supplier’s possession thereof shall be deemed a bailment. Supplier shall bear the risk of loss of and damage to such Component until such time as the Vehicle is accepted by Company. Supplier shall use any such Components solely to produce Vehicles hereunder. Sections 2.c.iv through 2.c.vii shall not apply to such Components. Instead, the Parties will negotiate alternate procedures to minimize disruptions and inefficiencies when Company is the direct purchaser.

iii.	Transition Period. The Parties shall use Commercially Reasonable Efforts to transition the purchase of all Components (except those identified in Section 2.c.ii(2) and 2.c.ii(3)) to Supplier as expeditiously as possible and on a rolling basis as circumstances deem appropriate, or as otherwise agreed to by the Parties. Supplier shall use Commercially Reasonable Efforts to complete such transition no later than October 15, 2022. The period from the Effective Date until such time as the purchase of any Component is, or all applicable Components are, as context requires, transitioned to Supplier shall be the “Transition Period.” During the Transition Period, Supplier shall use Commercially Reasonable Efforts to (1) support Company’s purchasing efforts in relation to the Components so as to minimize disruptions and inefficiencies; (2) assist Company in managing and communicating with Component Providers (including the resolution of any dispute as to price changes, maintaining the continuity of supply, and addressing other material changes to the terms of supply); and (3) assist Company in improving the commercial terms of procurement with Component Providers. Supplier shall timely provide any information reasonably requested by Company to permit Company to effectively purchase any Component on its own account. Company acknowledges that prior to becoming an approved provider in Supplier’s vendor management system (i.e., such provider is designated as an approved Supplier provider subject to Supplier’s generally applicable terms and conditions and Supplier and any of its Affiliates may purchase from such provider), any Directed Provider would be required to satisfy Supplier’s generally applicable supplier requirements; provided that the failure of any Directed Provider to satisfy such requirements shall in no way impact Supplier’s ability or obligation to purchase from such Directed Provider in accordance with this Section 2.c. The Parties shall agree in advance on the applicable terms and conditions prior to any Components being purchased by Supplier from such an approved Directed Provider on terms other than the Directed Provider Terms.

iv.	Alignment of Directed Provider Rights and Obligations. The Parties shall use Commercially Reasonable Efforts to contractually align the rights and obligations of the Directed Provider, Supplier, and Company to those set forth in this Agreement, such that, by way of example, Supplier’s sole contractual responsibility to Directed Provider is to pay the contract price for Components as set forth in Section 2.c.xii, and that Directed Provider and Company are otherwise directly contractually accountable to each other with respect to their respective rights and obligations under the Directed Provider Terms. These Commercially Reasonable Efforts may include Company designating Supplier as a “Designated Purchaser” as defined in the Directed Provider Terms, the Parties seeking to enter into three party contracts with specified Directed Providers identified on Schedule 2.c.iv, or as otherwise agreed to by the Parties in writing.

v.	Pricing. Supplier shall purchase and pay Directed Provider for Components in accordance with the Directed Provider Terms. If any Directed Provider demands or imposes a price higher than that provided in the Directed Provider Terms, or imposes or threatens a supply cutoff unless that higher price is paid (or demands or imposes any other term of sale more favorable than that provided for in the Directed Provider Terms), Supplier shall promptly notify Company. Supplier shall use Commercially Reasonable Efforts to assist Company in resolving the dispute with the Directed Provider and maintaining continuity of supply, but Company shall be responsible for the resolution, or the consequences of failing to resolve, the dispute.

vi.	Sourcing Communications. The Parties shall negotiate in good faith a process for best communicating and managing any actual or proposed Directed Provider pricing and Component sourcing changes in accordance with Section 9. Each Party shall promptly notify the other if it learns that any Directed Provider has made or proposes to make a price change or other material contract change for a Component. Any purchase by Supplier of Components subject to such revised Directed Provider Terms, including those subject to Section 2.c.v, must be authorized in advance by Company. The Parties shall negotiate in good faith to determine a process to ensure availability of supply of such Component while Company negotiates pricing with the Directed Provider.

vii.	Cost Reductions. Supplier agrees to use Commercially Reasonable Efforts to assist Company to improve the commercial terms of procurement with Directed Providers and otherwise take advantage of sourcing synergy opportunities, including those Directed Providers listed on Schedule 2.c.iv, which shall be specifically targeted by the Parties. Further, the Parties shall together in good faith attempt to reduce Master BOM costs, which may include Supplier directly participating in Company’s value analysis and value engineering (“VAVE”) and sourcing activities. During the term of the Agreement, Company shall retain any contract price reduction realized as a result of the Parties’ efforts, less any time or material costs incurred by Supplier. The Parties also anticipate that for vehicles other than the Endurance Launch Edition, the Parties will negotiate a savings sharing agreement.

viii.	Ordering. The Parties agree to negotiate in good faith an order/release approval process for Supplier’s purchase of Components to ensure that appropriate quantities of Components are ordered for the anticipated production timeline. Supplier shall order Components consistent with the 12 Week Quantity Build Schedule and 4 Week Quantity/Option Build Schedule or as otherwise appropriate to reflect Component Lead-times. The Parties will work together to determine the appropriate level of inventory of Components, which shall be based on anticipated Component Lead-times, minimum order quantities, production variability, and other relevant factors. Each Party shall use best efforts to avoid the build-up of excess inventory of Components. In addition, the Parties shall negotiate in good faith a process for communication between the Parties as it relates to any Component for which an Engineering Change is being considered by Company. Company shall provide Supplier reasonable notice that a Component is in Company’s Engineering Change process (but has not yet been approved). Any such Engineering Change shall be in accordance with Section 9.

ix.	Scheduling. Supplier shall be responsible for managing all inbound logistics activities associated with Components, which costs shall be charged without mark-up to Company. Supplier shall use Commercially Reasonable Efforts to schedule the delivery of Components so as to maintain the production schedule and mitigate any scheduling impacts. Supplier shall use Commercially Reasonable Efforts to minimize the inbound transportation and logistics costs for Components. In the event of any material delivery delays, a root cause analysis shall be conducted to determine the Party responsible for such delay, which Party shall ultimately bear the cost of Supplier’s efforts to maintain the production schedule. Supplier shall be responsible for direct communication with Component Providers on all delivery issues. Company shall support such discussions as reasonably requested by Supplier. The Parties shall negotiate in good faith to develop a process by which potential expedited shipping arrangements are to be employed in a commercially reasonable manner, as well as an approval process for delivery continuity and fiscal management, which process shall include a mechanism for accelerated approvals in the event of a significant impact on production.

x.	Inspection of Components. Supplier shall inspect Components for material defects and non- conformities in accordance with a mutually agreed written control plan. Supplier shall notify Company if it identifies potential beneficial modifications of the inspection procedures within the control plan, which modifications will be subject to the Engineering Change process in Section 9. The Parties shall mutually agree upon reporting criteria for Component defects and non-conformities identified by Supplier.

xi.	Liability of Company. Except as provided in Section 2.c.xii, as between Company and Supplier, Company shall bear sole responsibility for Directed Components, including their design, quality, conformity, and fitness for purpose, as well as the Directed Provider’s performance of its contractual, tort law, and other legal obligations, including Directed Provider’s compliance with quality and manufacturing processes as established by Company. Further, except as set forth in 2.c.xii, Company shall be directly responsible to the Directed Provider for performance of all obligations to the Directed Provider under the Directed Provider Terms. Company shall be solely responsible for the enforcement of claims against and the defense of claims brought by the Directed Provider that are subject to this Section 2.c.xi. Except as set forth in Section 2.c.xii, Company shall hold Supplier harmless for any claim or cost Supplier incurs arising out of the performance of such Component or of the Directed Provider, or Company’s failure to fulfill contractual responsibilities to the Directed Provider.

xii.	Liability of Supplier. Supplier’s sole responsibility with respect to Components are to perform those duties specifically undertaken in this Section 2.c. Supplier shall be responsible for the payment of the contract purchase price solely for Components needed to satisfy Company’s production requirements as set forth in the Build Schedules, and not for any minimum purchase quantities or other purchase obligations to Direct Provider beyond actual production requirements. Supplier shall hold Company harmless for any claim or cost Company incurs arising out of Supplier’s failure to pay any Directed Provider or otherwise perform its obligations with respect to Components under this Section 2.c. Supplier shall be solely responsible for the enforcement of claims against and the defense of claims brought by the Directed Provider subject to this Section 2.c.xii.

d.	Testing. Supplier will test the Vehicle in accordance with the Test Procedures. Company shall be solely responsible for the sufficiency and adequacy of the Test Procedures and shall defend, indemnify, and hold Supplier harmless for any claim or costs arising therefrom, except to the extent such claim or costs result from Supplier’s negligence or failure to perform the Test Procedures. In addition, Company shall reimburse and hold Supplier harmless for any costs Supplier reasonably incurs as a result of a Vehicle’s failure to satisfy the Test Procedures, unless and only to the extent that any cost results directly from Supplier’s breach of its obligations with respect to the Manufacturing Services.

e.	Completion of Manufacture; Inspection. If at any point during the production of any Vehicle, Supplier discovers any defects or discrepancies in the Vehicle that may impact Supplier’s ability to deliver the Vehicle in accordance with the 4 Week Quantity/Option Build Schedule, it shall give immediate notice (not to exceed 24 hours) to Company. The Parties shall agree upon Vehicle Acceptance Standards. After the completion of the manufacture of Vehicles, Supplier shall inspect the Vehicle to confirm compliance with those standards (“Supplier Inspection”), and, if compliance is confirmed, it shall move the Vehicle to a location as mutually agreed upon in writing by the Parties, at which time Company (or its designee) may, but is not obligated to, conduct its own inspection (“Company Inspection”). The Vehicles will be deemed accepted unless Company notifies Supplier in writing within one business day of when the Vehicle is made available for inspection that the Vehicle Acceptance Standards have not been satisfied, identifying the basis for non-acceptance (“Non-Acceptance Notice”). If the Parties disagree in good faith as to whether the Vehicle Acceptance Standards have been met, it shall be resolved in accordance with Section 23. Upon acceptance, Supplier shall have earned the Vehicle Payment for such Vehicle. At this point, control, title, and possession of the Vehicle shall pass from Supplier to Company, subject to Section 2.l.

f.	Non-Satisfaction of Acceptance Standards. If Supplier discovers any defect or discrepancy or otherwise determines during the Supplier Inspection that the Vehicle Acceptance Standards have not been satisfied, Supplier shall promptly repair or correct any defects or discrepancies in Vehicles before designating the Vehicle as compliant. If Company identifies such defects or discrepancies during Company Inspection or at any time prior to the sale to the retail purchasers, Company shall have the right to repair or correct the defects or discrepancies; or to return the Vehicle to Supplier to do so. Company and Supplier shall determine the responsible Party who shall bear the cost that is related to the repair or correction of the defects and discrepancies on a case by case basis pursuant to the allocation of responsibility between the Parties contained in Section 4.d.

g.	Packaging and Shipping. Company will have sole responsibility to ship the Vehicle. Supplier will package the Vehicle in accordance with Packaging Specifications. Company shall be solely responsible for the sufficiency and adequacy of the Packaging Specifications and shall defend, indemnify, and hold Supplier harmless for any claim or cost arising therefrom, except to the extent such claim or costs result from Supplier’s negligence or failure to comply with the Packaging Specifications. Supplier shall cooperate with Company, at Company’s request and cost, in connection with the shipping of Vehicles.

h.	Other Items to be Supplied by Company. Company shall supply to Supplier, according to the terms and conditions specified herein, Company Proprietary Information and Technology and, if applicable, the Loaned Equipment necessary for Supplier to perform the Manufacturing Services. Company will also provide to Supplier all Specifications, Test Procedures, Packaging Specifications, Vehicle design drawings, approved vendor listings, bill of materials, Component descriptions (including approved substitutions), and Manufacturing Process requirements of Company, if any, necessary for Supplier to perform the Manufacturing Services. Company shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Loaned Equipment and shall hold Supplier harmless for any claim or cost arising therefrom.

i.	Equipment. Supplier shall maintain and repair all machinery, equipment, tooling, computers, and information technology equipment necessary for the manufacture of the Vehicles (“Plant Machinery”) used by Supplier in the manufacture of the Vehicles, including any Tooling and Loaned Equipment located in the Manufacturing Plant. The list of Plant Machinery as of the Effective Date is set forth on Schedule 2.i, which shall be periodically updated by Company from time to time with any material changes. Supplier shall purchase, own, and maintain such inventories of replacement parts and materials for Plant Machinery used for the production of Vehicles (“Maintenance Items”) according to the machinery specifications and in reasonable quantities in relation to the production schedule. The maintenance and repair costs, including the on-going replenishment of the inventory of Maintenance Items, shall be paid by Supplier with respect to Supplier-owned Plant Machinery and by Company with respect to Company-owned Plant Machinery, except as provided in the following sentence. Company, in its sole discretion, shall determine whether the Plant Machinery owned by Company should undergo a major refurbishment or replacement or be removed from service, the cost of which shall be paid by Company, provided that Supplier shall (1) promptly notify Company of any non-conformities or inefficiencies directly resulting from Company’s decision not to refurbish or replace Plant Machinery; and (2) not be responsible for any incremental expenses arising from non-conformities or inefficiencies to the extent due to Company’s decision to not refurbish or replace. Company-owned Plant Machinery shall be used by Supplier exclusively for the manufacture of Vehicles, unless otherwise agreed to by Company. Company shall be responsible for the disposal of any obsolete Tooling. To the extent that the enforcement of any lien, claim, encumbrance, interest, or other right of a third party in any Plant Machinery (“Plant Machinery Lien”) materially prevents Supplier from performing its obligations under this Section 2, Supplier shall be released from its obligation to perform under this Section 2 solely to the extent of the impact of such enforcement. Supplier shall not be obligated to pay any amounts to release any Plant Machinery Lien on behalf of Company. Supplier shall reasonably comply with any request by Company for a waiver or estoppel letter as it relates to any Plant Machinery Lien.

j.	Company Inspection. Company shall have the right at any time during normal business hours and at its expense to inspect, review, monitor, and oversee the Manufacturing Services, provided that such inspection shall not unreasonably disrupt Supplier’s normal business operations. Supplier shall have the right to take all necessary steps and impose all necessary restrictions on inspection to protect all Proprietary Information and Technology of Supplier and the confidential or proprietary information and technology of Supplier’s other customers. If the Parties are unable to agree necessary conditions and restrictions on such inspection, the dispute shall be resolved in accordance with Section 23. Before conducting such an inspection, Company shall cause each of its employees, agents, and representatives who have access to Supplier’s facilities, to agree in writing to maintain, preserve, and protect all Proprietary Information and Technology of Supplier and the confidential or proprietary information and technology of Supplier’s other customers.

k.	Launch Responsibilities. Supplier shall use its Commercially Reasonable Efforts to support Company with respect to the timing of the launch of the Vehicle, including bringing to the attention of the Steering Committee any issues that may impact the proposed launch date.

l.	Post-Delivery Services. Supplier shall provide Post-Delivery Services, which consist of storage, preparation for shipment, yard management, facilitation of Vehicle loading onto carriers for delivery, and delivery to the designated carrier of the Vehicles, in accordance with the commercially reasonable Post-Delivery Services specifications provided by Company. Upon Company’s acceptance of a Vehicle, Supplier’s possession thereof, and during the performance of the Post-Delivery Services, shall be deemed a bailment. Supplier shall bear the risk of loss of and damage to such Vehicle until such time as the Vehicle is delivered to the carrier arranged by Company; provided, however, that in the event the Vehicle is not transported from the Manufacturing Plant within 10 days after Company’s acceptance thereof, the bailment shall end, and the risk of loss of and damage to such Vehicle shall transfer to Company as of such date.

m.	Post-Sale Responsibilities. Supplier shall have no responsibility or liability with respect to service of the Vehicles after Company’s acceptance thereof, except for the provision of Post-Delivery Services, service parts, warranty services in accordance with Section 4, and recall obligations under Section 5, unless such service is caused by a breach of this Agreement. Company shall hold Supplier harmless for any claim or cost Supplier incurs arising out of the provision of post-sale service, unless such service is caused by a breach of this Agreement by Supplier or a result of the Manufacturing Services. Supplier shall not sell or deliver the Vehicle to any Person other than Company or as Company may direct in writing.

n.	Service Parts. Company shall provide Supplier with a list of serviceable items on the Vehicle (“Service Parts”), forecasted demand for Service Parts, and Component Lead-time requirements for Service Parts inventory. Supplier shall maintain stock of Service Parts according to the forecasted demand provided by Company and Component Lead-times. Supplier’s Service Part obligations shall not survive termination of the Agreement, provided that prior to the effective date of termination, Supplier will use Commercially Reasonable Efforts to offer to Company an opportunity to purchase Service Parts for Company’s anticipated future needs on a “one-time buy” basis.

o.	Future Vehicles. The Parties contemplate that Supplier will manufacture future models of the Vehicle and other vehicle models of Company. The manufacture and supply of any such future vehicles shall be pursuant to a separate agreement to be negotiated in good faith by the Parties.

3.	Certain Covenants.

a.	Compliance with Law. Each Party shall at all times comply with all Laws applicable to this Agreement and in the manufacture of the Vehicle, the operation of the Party’s business, and the exercise of its rights and performance of its obligations hereunder.

i.	Supplier shall cooperate with Company’s requests for information to facilitate Company’s compliance with and fulfillment of all Governmental Authority reporting obligations.

ii.	In the case of Supplier, this includes Laws regarding the operation of the Manufacturing Plant, and Laws applicable with respect to Supplier Personnel, including Laws relating to equal opportunity, safety, wages and hours, sexual harassment, and immigration. If required by Company to comply with its obligations under Law, upon Company’s reasonable request, Supplier shall provide Company with a written certification of Supplier’s compliance with Laws and any additional information regarding the Vehicle requested by Company. Supplier shall be solely liable for any violation of these Laws, except to the extent caused by Company’s breach of its obligations under this Agreement, in which case liability shall be equitably allocated.

iii.	In the case of Company, this includes compliance with all vehicle safety Laws, including those arising under NHTSA, the TREAD Act and Federal Motor Vehicle Safety Standards, all Laws relating to the marketing or distribution of the Vehicles, including dealership Laws, and consumer protection, unfair trade practice and similar Laws. Company shall be solely liable for any violation of these Laws, except to the extent caused by Supplier’s breach of its obligations under this Agreement, in which case liability shall be equitably allocated.

b.	Reporting Obligations. The Parties acknowledge the existence of certain vehicle safety information reporting obligations pursuant to applicable Law (including the TREAD Act and the Federal Motor Vehicle Safety Standard), including those described in this Section 3.b. For purposes of this Agreement, the Parties agree that:

i.	Company will be responsible for making any required reports to NHTSA, including information about fatalities or injuries, on behalf of Company and Supplier. Supplier will immediately forward to Company, or its designee, a complete copy of any claim or notice received by Supplier regarding a Vehicle manufactured by Supplier which involves (1) one or more deaths regardless of whether the death occurred in the United States or a foreign country and despite whether or not the notice alleges that a defect in the Vehicle caused the death; (2) one or more injuries that occurred in the United States whether or not the notice alleges that a defect in the Vehicle caused the injury or injuries; or (3) a complaint or property damage claim. For purposes of this Section 3.b.i, “immediately” shall mean within three (3) business days following the day of receipt of such notice or claim. Company will provide Supplier with contact information to receive such claims and notices and agrees to keep the contact information current.

ii.	Supplier shall cause to be affixed permanently to each Vehicle manufactured by Supplier for Company a label or placard identified on a parts list, part drawing, assembly drawing or other technical information provided by Company. In the case of any label or placard which must contain vehicle specific information, Company will provide the technical information necessary to determine the vehicle-specific content and Supplier shall be responsible for ensuring that the label or placard is matched to the correct vehicle. Company shall be responsible for the content of the label or placard.

iii.	Vehicles manufactured by Supplier for Company have been designed and developed solely by Company and therefore are attributed to Company fleet for purposes of compliance with any Federal Motor Vehicle Safety Standard including any phase-in of such Standards. In the event that Company, or its designee, determines that the attribution of the Vehicles manufactured by Supplier for Company must be reported to NHTSA pursuant to 49 C.F.R. Part 585 in connection with the phase-in of any Standards, Company and Supplier agree to memorialize this attribution agreement in a separate, stand-alone written contract that can be filed with NHTSA.

iv.	The Parties will make reasonable efforts to amend this Agreement to accommodate any changes made by NHTSA or other Governmental Authority in the future, if such changes affect the Vehicles.

v.	Supplier’s obligations under this Section 3.b are subject to Supplier’s reporting and compliance obligations to Governmental Authorities under applicable Law.

c.	Materials Declaration. Company understands and agrees that:

i.	Company is responsible for notifying Supplier in writing of the specific Materials Declaration Requirements that Company determines to be applicable to the Vehicle and shall be solely liable for the adequacy and sufficiency of such determination and information;

(1).	Any information regarding Materials Declaration Requirements compliance of parts, Components, packaging or materials used in the Vehicle shall come from the relevant Component Provider. Supplier does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and

(2).	Company is ultimately and solely responsible for ensuring that any Components and the Vehicle itself, are compliant with applicable Materials Declaration Requirements.

d.	Permits. Supplier shall, at its sole cost and expense, obtain and maintain in full force and effect any and all Permits, including all environmental Permits, necessary for the exercise of its rights and performance of Supplier’s obligations under this Agreement, including any Permits required for the operation of the Manufacturing Plant, Permits required under Section 8, the shipment of hazardous materials, and the manufacture of the Vehicles, as applicable.

e.	Incentives. The Parties shall cooperate with one another and apply for and maximize the utilization of such state and local economic and tax incentives which may be provided by the State of Ohio, the City of Lordstown or other third parties, as a result of the activities engaged in by the Parties in connection with or during the performance of this Agreement or the manufacture of Vehicles (collectively, the “Incentives” and individually an “Incentive”). If Supplier receives, or receives the benefit of, any Incentives resulting from the activities which are the subject of this Agreement, Supplier shall provide notice of same to Company, and the Parties shall discuss and negotiate in good faith the sharing of the Incentive.

f.	On-Site Component Providers. In the event Company identifies any Component Provider that Company desires to have manufacture a Component at the Manufacturing Plant, Supplier agrees to consider such request in good faith and negotiate in good faith with such Component Provider the terms of a reasonable agreement with such Component Provider for the Component Provider’s use of space at the Manufacturing Plant.

4.	Quality; Warranty and Remedy.

a.	Quality Assurance. The responsibilities for quality assurance shall be allocated between Supplier and Company as provided in the Roles, Accountability, and Responsibility Matrix (“Matrix”), the initial version of which is attached as Schedule 4.a. The Parties acknowledge that it is expected that the actual roles and responsibilities are likely to change during the pre-launch planning and production periods, and agree to modify the Matrix as needed to reflect those changes. Supplier shall be responsible for administrative tasks associated with any Component Provider quality issues, including routine communications with Components Providers regarding quality matters. The Parties shall agree on an escalation process to be used if routine communications with the Component Provider do not resolve the quality issues. Company shall support such escalation as reasonably requested by Supplier. Supplier shall be responsible for all quality assurance associated with the Manufacturing Plant, the Plant Machinery (subject to Company’s calibrations), and the Manufacturing Services, all subject to the Matrix.

b.	Supplier Warranty. Supplier warrants that, except to the extent that a breach of Supplier’s warranty was caused by Company’s breach of its obligations under this Agreement:

i.	Supplier shall manufacture and assemble the Vehicles in accordance with the Specifications and the Vehicle type identified on the 4 Week Quantity/Option Build Schedule.

ii.	The Vehicles shall be merchantable and free of defects in materials and workmanship arising out of the performance of the Manufacturing Services, and not from the causes covered by Company’s warranties under Sections 4.c.i or 4.c.ii.

iii.	Supplier shall comply with all Laws in the performance of its obligations hereunder.

iv.	The Manufacturing Services will be provided by appropriately qualified and trained personnel, in a professional manner with the level of professional care customarily observed by appropriately skilled personnel rendering similar services as provided hereunder.

v.	Subject to Section 6.d, the Vehicles shall be free and clear of all liens, claims, encumbrances, interests, or other rights and delivered by Supplier to Company with good title on Company’s acceptance thereof.

c.	Company Warranty. Company warrants that, except to the extent that a breach of Company’s warranty was caused by Supplier’s breach of its obligations under this Agreement:

i.	The Components purchased from Directed Suppliers will conform to the specifications (as established by Company), be merchantable, be fit for their intended purpose, and be free of defects in design or quality.

ii.	The Vehicle will be free of defects in design, quality, conformity, and fitness for purpose.

iii.	Company shall comply with all Laws in the performance of its obligations hereunder.

d.	Warranty Liability. To the extent that a Party breaches its warranties under this Section 4 and such breach could have been prevented or mitigated by the other Party’s performance of its obligations under this Agreement, there will be an equitable adjustment to any liability (except as provided in Section 4.f) arising from the Party’s breach of such warranty and the Parties agree to negotiate such adjustment in good faith.

e.	Vehicle Warranty. Company or its Affiliate will warrant to its retail purchasers of Vehicles in accordance with its usual and customary warranty policies. To the extent Supplier is determined to be responsible for such warranty claims in accordance with Section 4.f below, Company shall invoice Supplier and Supplier shall pay for such warranty claims. The cost of a warranty claim will be determined in accordance with Company’s then-current Supplier Quality Assurance Manual or, if not addressed in such manual, usual and customary industry warranty policies. Company, or its designee, shall have the right to handle any claim, action, or proceeding allegedly based on such warranty. In connection with any alleged defect in Vehicles and the parts thereof, including “off-warranty” costs and “vehicle buy-backs,” Company may make such repair or replacement of Vehicles and the parts thereof, or pay such compensation directly or indirectly to the retail purchasers who purchased such Vehicles if it is not covered by the aforementioned warranty, recall campaign, or other service campaign pursuant to Section 5. Any costs and expenses incurred in making such repair, replacement, or compensation shall be either (i) borne by the respective Party in accordance with the principles of responsibility allocation under Section 4.f; or (ii) as agreed upon by the Parties.

f.	Allocation of Warranty Claim Responsibility. Any costs, expenses, and liabilities relating to warranty claims as mentioned in Section 4.e shall be borne by the responsible Party or Parties in accordance with and subject to the following principles of responsibility allocation:

i.	Company shall be responsible for the defects or consequences attributable to: (1) the development or design of Vehicles and the Components; (2) the transportation, delivery, or distribution of Vehicles; (3) defective Components purchased from Directed Providers, subject to Supplier’s obligations under this Agreement; or (4) any other breach of its obligations under this Agreement.

ii.	Supplier shall be responsible for defects or consequences attributable to the Manufacturing Services, including any Component manufactured by Supplier, or any other breach of its obligations under this Agreement.

g.	Repair or Replacement of Defective Vehicle. On Company’s request, Supplier shall repair, exchange, or replace any defective Component or Manufacturing Service. Company shall use Commercially Reasonable Efforts to notify Supplier promptly after its discovery of a defect. The Parties shall mutually determine whether repair, exchange, or replacement is the appropriate remedy. Liability for the costs of repair, exchange, or replacement shall be determined in accordance with the principles of Section 4.d.

h.	Exclusive Warranty. THE WARRANTIES GIVEN BY THE WARRANTOR (COMPANY OR SUPPLIER, AS THE CASE MAY BE) IN THIS SECTION 4 ARE THE WARRANTOR’S EXCLUSIVE WARRANTIES, AND THE WARRANTOR EXPRESSLY DISCLAIMS, AND WARRANTEE EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE, OR INTEREST. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY EITHER PARTY, ITS AGENTS, OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

5.	Recall and Other Service Campaigns.

a.	Supplier Obligations. In the event that any request, allegation, or inquiry from, or any initial or final determination by, any Governmental Authority concerning suspected, alleged, or so-determined safety or emissions defects, or noncompliance with any governmental safety or emissions control standard or regulation relating to any of the Vehicles or the parts or Components thereof, is made or notice thereof is given directly or indirectly to either of the Parties hereto:

i.	If Supplier receives such request, allegation, inquiry, or determination, Supplier shall immediately notify Company or its designee and provide all relevant or requested information and documents. Company, either directly or through its designee, shall represent the interests of the Parties in connection with such request, allegation, inquiry, or determination and shall have the sole right to determine (1) whether to conduct a recall campaign, and (2) whether to challenge the determination of a Governmental Authority before such Governmental Authority or in court. Supplier will fully cooperate in any such recall campaign or challenge. For purposes of this Section 5.a.i, “immediately” shall mean within three (3) business days following the day of receipt of such request, allegation, inquiry, or determination.

ii.	If, as a result of field experience, test data or otherwise, Supplier believes it may be necessary or desirable to conduct a recall campaign or other service campaign relating to any Vehicles or the parts thereof, then (1) Supplier shall immediately notify Company to that effect; (2) Company shall decide whether to conduct a recall campaign or other service campaign; and (3) Supplier will fully cooperate in any such recall campaign or other service campaign. For purposes of this Section 5.a.ii, “immediately” shall mean within three (3) business days following the day on which Supplier believes a recall campaign or other service campaign is necessary or desirable.

iii.	If, as a result of field experience, test data or otherwise, Company believes it may be necessary or desirable to conduct a recall campaign or other service campaign relating to any Vehicles or the parts thereof, then (1) Company shall immediately notify Supplier to that effect; (2) Company shall decide whether to conduct a recall campaign or other service campaign; and (3) Supplier will fully cooperate in any such recall campaign or other service campaign. For purposes of this Section 5.a.iii, “immediately” shall mean within three (3) business days following the day on which Company believes a recall campaign or other service campaign is necessary or desirable.

iv.	Supplier’s obligations under this Section 5.a and under Section 5.b.i are subject to Supplier’s reporting and compliance obligations to Governmental Authorities under applicable Law.

b.	Corrective Actions.

i.	In the event of either Section 5.a.i or Section 5.a.ii, Company shall decide the nature of the corrective action to be taken and shall cause the required reports to be filed with the relevant Governmental Authority. However, to the extent feasible, Company shall confer with Supplier before making such decision. In the event that any recall campaign or other service campaign is required, Company, or its designee, shall issue notification letters and shall administer any such campaign. Company and Supplier shall cooperate in exchanging information and otherwise for purposes of responding to requests for information from a Governmental Authority.

ii.	Unless otherwise agreed upon, all costs and expenses incurred by each Party in connection with this Section 5 shall be borne by such Party; provided, however, that if a recall campaign or other service campaign is conducted or if a penalty, fine, or other assessment is levied relating to any Vehicles and the parts thereof, the costs and expenses for said campaign and said penalty, fine, or other assessment shall be initially borne by Company and, except as otherwise agreed to by the Parties, shall be reimbursed by Supplier where Supplier is responsible therefor in accordance with and subject to the principles of responsibility allocation under Section 4.

iii.	Supplier shall make a record of all safety related parts required to be tracked by Governmental Authority and the manufacturer’s codes of the tires on each Vehicle. Supplier shall maintain such information as required by Law or, if not required by Law, as agreed by the Parties. All records relating to such tracking maintained by either Party shall be provided to the other Party as reasonably requested or as required by Law. Any records or information necessary for the appropriate tire manufacturer to conduct a tire recall campaign shall be furnished to such tire manufacturer by Company in such manner and content as agreed upon by Company and Supplier.

6.	Payment.

a.	Vehicle Invoice. Upon acceptance of a Vehicle, Supplier shall issue to Company one or more invoices for the Vehicle Payment. For each Vehicle accepted by Company in accordance with Section 2.e, Supplier shall be entitled to a “Manufacturing Value Add Payment” in the amount of $[***], provided that if actual Vehicle production volumes materially vary from expected volumes (500 Vehicles in 2022 and 2,000 Vehicles in 2023), the Parties will negotiate in good faith a possible adjustment, up or down, of the Manufacturing Value Add Payment. The form and content (including the number of invoices) shall be agreed to by the Parties.

b.	Other Invoices. Supplier shall issue to Company an invoice for:

i.	Service Parts, upon delivery to Company. During the production period of the Vehicle, Service Parts prices shall be equal to the then current BOM price, plus any incremental costs to Supplier of providing service parts. Following the production period, Service Parts prices shall be equal to the service prices charged by Component Providers, plus incremental costs to Supplier of providing service parts.

ii.	Amounts owed to Supplier under the allocation principles set forth in Section 4.d, when determined;

iii.	Amounts due to Supplier under the Agreement, including under Section 9, when determined;

iv.	Termination-related amounts, in accordance with the provisions of Section 12.b; and

v.	Any other amounts due to Supplier under the Agreement, as mutually agreed to in writing by the Parties.

c.	Invoice Payment. All sales of Vehicle by Supplier shall be to Company (although Vehicle may be shipped to Subsidiaries of Company), and Company shall pay Supplier all monies when due. Payment of all invoices shall be net 30 days from date of invoice. Payment to Supplier shall be in U.S. dollars and in immediately available funds.

d.	Disputes. If there is any good faith dispute over an invoice, Company shall pay the undisputed amount and the Parties shall negotiate in good faith to resolve any issues regarding any amounts still in dispute in accordance with Section 23. Each Party shall continue to perform its obligations under this Agreement during the continuation of any such dispute and Company’s partial payment hereunder shall not constitute a breach of its obligations herein, provided that if the amount in dispute exceeds $5,000,000, then Supplier may suspend performance, further provided that Supplier will resume performance if Company pays the amount in dispute in excess of such threshold, even under protest.

e.	Setoff. All amounts due from one Party to the other under this Agreement are net of any indebtedness and subject to setoff or recoupment in accordance with UCC §2-717.

f.	Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes relating to the Vehicles (except taxes based on Supplier’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges, and duties.

g.	Liens. In the event any applicable Law permits the creation of a lien in any Vehicle accepted by Company, Company hereby grants Supplier a lien in any such Vehicle to secure payment of the Vehicle Payment; provided, however, that Supplier shall take any and all actions necessary or desirable to release such lien at the time Company offers such Vehicle for sale. As a condition of such release, Company hereby grants Supplier a lien in any receivable associated with such Vehicle. Supplier specifically waives any and all other reservations, liens, security interests, or similar encumbrance in any Vehicle which it might acquire by operation of Law, by judicial process, by judgment, or otherwise.

7.	US Government Contracting Requirements. Supplier acknowledges that Company may sell certain Vehicles manufactured by Supplier to the United States government pursuant to agreements that require Company to flow down certain requirements to Supplier. Supplier agrees to comply with any requirements that Company is required by law or such government contracts to flowdown to Supplier, which, notwithstanding Section 24.e, may be attached hereto and incorporated herein by Company on notice to Supplier.

8.	Import and Export. All transactions subject to this Agreement shall be made in compliance with all applicable U.S. export control, economic sanctions, customs, and import laws and regulations. The Company shall be responsible for obtaining any licenses or other authorizations required under the U.S. export control and trade sanctions laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, and the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and any military related uses regulated by the Department of State’s, International Traffic in Arms (ITAR). The Company shall not export the Vehicle to any country other than Canada without prior notification to the Supplier. The Supplier shall be responsible for clearing through customs administration (into the United States and out of any country of export) supplies relating to the Vehicle (including parts, materials, components, and assemblies) that are ordered by the Supplier and the Company shall be responsible for the customs administration for any supplies relating to the Vehicle (including parts, materials, components, and assemblies) that are ordered directly by the Company. Each Party shall ensure that the imports of supplies relating to the Vehicle that are directly ordered by that Party are made in compliance with U.S. Customs laws and regulations, and other U.S. and state regulatory requirements necessary for import into the United States. Each Party shall be responsible for paying or ensuring payment of all applicable duties and fees for imports of supplies relating to the Vehicle that are directly ordered by that Party. Each Party shall take all reasonable actions at the request of the other Party so each Party can comply with its obligations in this Section.

9.	Changes and Obsolescence.

a.	Changes to Manufacturing Services, Packaging Specifications and Test Procedures. Company may, in writing, request a change to the Manufacturing Services, Packaging Specifications and Test Procedures at any time. Supplier will analyze the requested change and provide Company with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery, implementation, or other material aspects of its performance. Company will be responsible for all costs associated with any accepted changes, and in return Company shall also receive all benefits associated with any such accepted changes, except if the change has been initially suggested to Company by Supplier, in which case Supplier and Company will negotiate in good faith a sharing of the benefits and costs. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost, and applicable delivery schedules.

b.	Engineering Changes. Company may request Engineering Changes to the Vehicle in writing at any time (a “Change Request”). Supplier will analyze the Change Request and inform Company within a reasonable time, not to exceed 10 business days, if it can satisfy the Change Request, and if it can, a good faith estimate of the time and cost required to implement the Engineering Change, and if it cannot, the reasons preventing Supplier from satisfying the Change Request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Build Schedule), and applicable delivery schedules.

c.	Treatment of Obsolete/End-of-Life Material/Part Change Notification. If a Component becomes obsolete as a result of an Engineering Change or otherwise, Company shall be liable to Supplier or the Component Provider, as the case may be, for all costs of the obsolete materials, provided that Supplier will collaborate with Company and otherwise use Commercially Reasonable Efforts to minimize the volume and value of obsolete materials, whether held by Supplier or a Component Provider, by taking the following steps:

i.	Use all Components and materials to the extent possible.

ii.	As soon as is commercially practical, reduce or cancel component and material orders to the extent contractually permitted.

iii.	Return all Components and materials to the extent contractually permitted.

iv.	Subject to Company’s written consent, make all Commercially Reasonable Efforts to sell Components and materials to third parties.

v.	Assist Company to determine whether current work in progress should be completed, scrapped or shipped “as is”.

10.	Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to Section 11, it shall continue for a minimum period of eighteen (18) months thereafter (“Initial Term”). It shall thereafter continue on a month to month basis, provided that either Party may terminate this Agreement by written notice issued by its senior executive (“Termination Notice”), effective upon the later of 12 months from the expiration of the Initial Term or 12 months from the issuance of the Termination Notice. During the period between the issuance of the Termination Notice and the effective date of termination, this Agreement shall remain in full force and effect.

11.	Termination for Cause. The Agreement may be terminated for cause as follows:

a.	Termination for Breach. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least 30 days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such 30-day period, no termination will occur, and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

b.	Termination for Bankruptcy/Insolvency. Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately.

i.	The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party’s assets, and such attachment, execution, or seizure is not discharged within 30 days.

ii.	A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within 30 days of the date of filing.

iii.	The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.

12.	Obligations at Termination. This Section 12 shall apply if this Agreement terminates (which for purposes of this Section, includes expiration, cancellation, or termination) for any reason, whether pursuant to Section 10, Section 11, or otherwise. On termination:

a.	Existing Rights and Obligations. Neither Party shall be excused from its obligations or liabilities under this Agreement which have accrued prior to the effective date of termination of the Agreement, including payment for all monies due Supplier.

b.	Termination Claim. Within 90 days following the effective date of termination, (as determined under Sections 10 or 11, as the case may be), Supplier shall submit to Company its claim for amounts due to it arising out of the termination (“Termination Claim”). Company shall pay the Termination Claim within 30 days of submittal. Supplier will provide to Company all information reasonably necessary to confirm the Termination Claim. Subject to Section 12.d, Company shall pay the charges claimed by Supplier as follows:

i.	All amounts due for Vehicle which Supplier has completed manufacture prior to the effective date of termination pursuant to an issued 4 Week Quantity/Option Build Schedule for which payment has not been made;

ii.	Supplier’s actual cost of Components, materials, and work-in-process on hand or on order as of the effective date of termination pursuant to an issued 12 Week Quantity Build Schedules or the applicable Component Lead-time, whichever is longer;

iii.	Supplier’s other reasonable out of pocket amounts paid or to be paid to Directed Providers or other providers incurred as a result of the termination;

iv.	Supplier’s other reasonable costs actually incurred as a result of the termination;

v.	Any unrecaptured NRE Costs; and

vi.	Except in the event of termination at Supplier’s election under Section 10 or termination by Company for cause under Section 11, depreciation on equipment idle up to 6 months after the Termination Effective Date.

In addition, if Supplier holds Vehicles, Components, materials, or work-in-process in excess of the volumes for which Company is obligated to purchase, Company may elect to purchase them on the same terms.

c.	Company Purchase. All Components, Vehicles, materials, and work in process for which Company shall have paid one hundred percent (100%) of the amount due under Section 12.b shall be held by Supplier for Company’s account and Company may take possession of them on an AS-IS, WHERE-IS basis, not later than thirty days after full payment.

d.	Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration, or cancellation. Supplier (or Company, if it is the direct purchaser) shall make Commercially Reasonable Efforts to cancel all applicable Component Purchase Orders and reduce component inventory through return for credit programs or allocate such Components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within 30 days of the termination date.

13.	Property of the Parties.

a.	Property of the Supplier: All Property used by Supplier in performing under this Agreement which is not Company Property shall be and remain the property of Supplier and, if in the possession of Company, shall be deemed a bailment.

b.	Property of Company. All Tooling and other machinery, equipment, transportation equipment, systems, technology, and other similar items that are provided by Company to Supplier without charge, or for which Supplier has been reimbursed by or on behalf of Company and are kept by Supplier in the Manufacturing Plant (“Company Property”), shall be and remain the property of Company and, as applicable, be deemed a bailment, provided that, for purposes of clarity, Transferred Assets as defined in the Asset Purchase Agreement shall not be Company Property. Supplier shall bear the risk of loss of and damage to all Company Property, unless caused by Company’s breach of its obligations under this Agreement. Company Property shall be used solely by Supplier to perform under this Agreement and not for any other purpose. Company Property may not be moved from the Manufacturing Plant or substituted with any other property without the written consent (which may be withheld) of Company, provided that if and to the extent that Company’s failure to consent to any transfer of or substitution of Company Property requested by Supplier and necessary for the performance of the Manufacturing Services materially interferes with Supplier’s ability to perform the Manufacturing Services, Supplier shall be relieved of such obligations. Company Property must be stored and maintained and clearly identified as Company Property through tagging or other commercially reasonable means to avoid comingling of Company’s Property with Supplier’s Property or the property of any third party, free and clear of Supplier-created liens and encumbrances, and in good condition. If this Section and Section 2.i conflict, Section 2.i shall prevail.

c.	No License. Performance by either Party under the Agreement will not transfer any rights of ownership in, or license of, or constitute permission granted by to the owning Party to the other Party to use the owning Party’s property except (i) if otherwise consented to by the owning Party; or (ii) as relates to license rights only, to the extent necessary for the non-owning Party to fulfill its obligations under this Agreement.

d.	Return of Company Property. Upon the request of Company, all Company Property (except Company Property that has been consumed or otherwise disposed of with Company’s consent) must be immediately released or returned to Company or delivered by or on behalf of Supplier to Company or its designee, in accordance with Company requirements and this Agreement and at Company’s expense. Supplier hereby waives any statutory or other lien or lien rights it may have against or in any property or rights of Company (including any Company Property). When any Company Property is no longer reasonably necessary for Supplier to perform under this Agreement, Supplier will return all such Company Property (except Company Property that has been consumed or otherwise disposed of with Company’s consent) to Company or its designee at Company’s expense. If and to the extent that Company’s repossession of Company Property materially interferes in any material respect with Supplier’s ability to perform the Manufacturing Services, Supplier shall be relieved of such obligations.

14.	Confidentiality.

a.	Confidentiality Obligations. In order to protect both Parties’ Proprietary Information and Technology, the Parties agree that each Party shall use the same degree of care, but no less than a commercially reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any use of the other’s Proprietary Information and Technology other than for the purposes of this Agreement. This Section 14 imposes no obligation upon a Party with respect to Proprietary Information and Technology which: (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is independently developed by the receiving Party without a breach of this Agreement or in reliance on the Proprietary Information and Technology of the Disclosing Party; or (e) is disclosed by the receiving Party with the disclosing Party’s prior written approval. If a receiving Party is required by Law or a Governmental Authority to disclose Proprietary Information and Technology, this Agreement or any portion hereof, then such receiving Party agrees to give the disclosing Party prompt notice of such requirements, and, except as required by Law or a Governmental Authority, neither the receiving Party nor its representatives shall disclose the Proprietary Information and Technology until the disclosing Party has had a reasonable opportunity to seek a protective order or other appropriate relief to contest the disclosure.

b.	Employees, Agents, and Representatives. Each Party represents and warrants to the other that it has adopted policies and procedures consistent with the Party’s obligations under this Section 14 with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology, with its employees, agents, and representatives. Each Party represents and warrants to the other Party that it will cause each of its employees, agents, and representatives to maintain and protect the confidentiality of the other Party’s Proprietary Information and Technology and shall be responsible for any breach thereof by any of its employees, agents, or representatives.

c.	Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of five years following the termination of this Agreement. Each Party acknowledges that a breach of any of the terms of this Section 14 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the arbitration provisions set forth in Section 23.

d.	Return of Proprietary Information and Technology. Upon the termination, cancellation, or expiration of this Agreement all Proprietary Information and Technology shall, upon written request, be returned to the respective Party, or at the respective Party’s discretion, destroyed by the receiving Party.

15.	Intellectual Property Rights; Assignment.

a.	Company Existing Intellectual Property. Company does not transfer to Supplier any Company Intellectual Property or any right, title, or interest therein, other than the limited right to use such Company Intellectual Property strictly and solely in connection with the manufacture of the Vehicle pursuant to the terms of this Agreement and any related parts and Components thereof as may be authorized in writing by Company and Supplier shall not, without the prior written consent of Company, use, or permit the use of, any Company Intellectual Property, or any materials or information supplied by or on behalf of Company, for any other purpose. Any such use of Company Intellectual Property by Supplier shall be subject to the confidentiality provisions in Section 14. All Company Intellectual Property shall be and remain the sole and exclusive property of Company. Without limiting the generality of the foregoing, Supplier shall not reproduce, distribute, disclose, or sell to any Person or third party other than Company any of Company Intellectual Property or derivation thereof or any materials or information supplied by or on behalf of Company or its applicable Affiliate without the prior written consent of Company or the applicable Affiliate in each instance.

b.	Goodwill and Acquired Rights. Any goodwill derived from the use by Supplier of Company Intellectual Property shall inure to the benefit of Company. If Supplier acquires any rights in or relating to any Company Intellectual Property, by operation of law or otherwise, these rights are deemed and are hereby irrevocably assigned to Company without cost or further action by either Party. Supplier agrees to take any and all actions in the future, including executing and delivering any and all requested documents, to assign all right, title, and interest in and to any such Company Intellectual Property.

c.	Protection of Intellectual Property. Each Party shall use the same degree of care, but no less than a commercially reasonable degree of care, as such Party uses with respect to its own similar Intellectual Property and to prevent any use of the other’s Intellectual Property other than for the purposes of this Agreement.

d.	Prohibited Acts. Supplier shall not: (i) take any action that may interfere with any Company’s rights in or to Company Intellectual Property, including Company’s ownership or exercise thereof; (ii) challenge any right, title, or interest of company in or to Company Intellectual Property; or (iii) make any claim or take any action adverse to Company’s ownership of Company Intellectual Property, unless in good faith protection of its own rights under this Agreement.

e.	Supplier Existing Intellectual Property. Supplier shall retain all right, title, and ownership to any Supplier Existing Intellectual Property. Upon full payment of all monies due and owing under this Agreement, Supplier will grant to Company a worldwide, non-exclusive, irrevocable, fully paid-up, royalty-free, right and license under Supplier’s intellectual property rights to the Supplier Existing Intellectual Property only insofar as is required for Company to use, sell, or distribute the Vehicle provided as part of the Manufacturing Services performed by Supplier pursuant to this Agreement.

f.	Inventions and Improvements Made by Supplier. Except for Supplier Existing Intellectual Property (including manufacturing processes and/or manufacturing process improvements), in the event that during the Term, Supplier or Supplier Personnel make any inventions or improvements relating to the Vehicle or the Manufacturing Process (“Inventions and Improvements”), Supplier shall immediately furnish Company with all information in connection with such inventions or improvements, and any Intellectual Property rights derived from such inventions or improvements shall insure to the benefit of Company. If Supplier acquires any rights in or relating to such Inventions or Improvements, by operation of law or otherwise, these rights are deemed and are hereby irrevocably assigned to Company without cost or further action by either Party, except that Inventions and Improvements to the Manufacturing Processes shall remain Supplier Existing Intellectual Property, subject to the license set forth in Section 15.e. Supplier agrees to take any and all actions in the future to assign, including executing and delivering any and all requested documents, all right, title, and interest in and to any such Inventions and Improvements. Further, Company and its Affiliates shall have the right to apply for a patent in their own name or their employee’s name in any country on such Inventions and Improvements without any payment to Supplier or Supplier Personnel, and Supplier shall immediately comply with any reasonable requests made by Company or its Affiliate in connection with such patent application.

16.	Indemnification.

a.	Third Party Indemnification. Except as otherwise provided herein, each Party (“Indemnifying Party”) shall indemnify, defend, and hold the other Party and its directors, officers, employees, agents, contractors, successors, and assigns (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) harmless from and against any and all Losses from third party claims (a “Third party Loss”) for property damage and personal injury or death asserted against an Indemnified Party, to the extent arising out of, or resulting from, directly or indirectly, the other Party’s (i) performance or failure to perform any of its obligations under, or breach of, the terms of this Agreement; (ii) negligent acts or willful or intentional misconduct; or (iii) violation of any Laws, in each case except to the extent resulting directly from an Indemnified Party’s gross negligence or willful or intentional misconduct. Third Party Losses shall also include all Losses arising from Intellectual Property infringement, with Supplier to be the Indemnifying Party if the infringement arises out of the Manufacturing Services and Company to be the Indemnifying Party otherwise. Neither Party shall be entitled to indemnification except as expressly provided in this Agreement.

b.	Indemnification Procedure.

i.	Indemnified Party shall promptly notify Indemnifying Party in writing of any Third party Losses and cooperate with Indemnifying Party at the Indemnifying Party’s sole cost and expense. Except as provided in Section 16.b.ii:

(1).	Indemnifying Party shall immediately take control of the defense and investigation of such Losses and shall employ counsel of its choice to handle and defend the same, at Indemnifying Party’s sole cost and expense.

(2).	Indemnifying Party shall not settle any Losses in a manner that adversely affects the rights of any Indemnified Party without such Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed.

(3).	Indemnified Party may participate in and observe the proceedings at its own cost and expense, provided that if such counsel is necessary because of a conflict of interest with Indemnifying Party or its counsel or because Indemnifying Party does not assume control of the defense of a claim for which Indemnifying Party is obligated to indemnify an Indemnified Party hereunder, Indemnifying Party shall bear such expense to a reasonable extent.

ii.	Notwithstanding anything to the contrary in this Section 16.b, for any Third Party Loss brought or based on the alleged product liabilities of Vehicles or Components resulting in alleged injury to person or property (“PL Claims”) (i) Supplier agrees that Company shall have full power and control over the negotiation and defense thereof, including sole authority to retain attorneys and experts, establish defense strategies, and settle or take to trial PL Claims, without consultation with or consent of Supplier (subject to the final sentence of this subpart); and (ii) Supplier shall fully cooperate with Company, at Supplier’s expense, for the effective defense of such PL Claims to the fullest extent possible in investigation into the facts or circumstances surrounding such PL Claims, including responding to discovery requests, providing technical support and witnesses for deposition or trial, and otherwise fully cooperating in the defense and trial of the matter. Company shall not settle any PL Claims in a manner that materially adversely affects the rights of Supplier without Supplier’s prior written consent, which shall not be unreasonably withheld or delayed (the Parties agreeing that the payment of any amount as a result of such settlement shall not be deemed to adversely affect Supplier).

iii.	An Indemnified Party's failure to perform any obligations under this Section 16.b shall not relieve Indemnifying Party of its obligations under this Section 16.b except to the extent that Indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure.

iv.	If the Parties disagree as to which (if either) Party is entitled to indemnity, it shall be resolved in accordance with Section 23. If it is determined that one Party has been wrongfully identified by the other Party as an Indemnifying Party, the other Party shall be liable for all such Losses.

17.	Limitation of Damages.

a.	LIMITATIONS. EXCEPT AS OTHERWISE PROVIDED IN SECTION 17.c, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, MULTIPLE, OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. FOR CLARITY, THE FOLLOWING SHALL BE DIRECT DAMAGES: (1) WITH RESPECT TO RECALLS, LMC’s REASONABLE COSTS OF ADMINISTRATION AND ISSUING NOTICE AND THE REASONABLE LABOR AND MATERIAL COSTS (INCLUDING THROUGH THIRD PARTY SERVICE PROVIDERS) OF REPAIRING OR REPLACING THE COMPONENT(S) AND ANY OTHER COMPONENT(S) IMPACTED THEREBY; AND (2) WITH RESPECT TO WARRANTY CLAIMS, LMC’s REASONABLE LABOR AND MATERIAL COSTS (INCLUDING THROUGH THIRD PARTY SERVICE PROVIDERS) OF REPAIRING OR REPLACING THE COMPONENT(S) AT ISSUE AND ANY OTHER COMPONENT(S) IMPACTED THEREBY.

b.	CAP ON AGGREGATE LIABLITY. EXCEPT AS OTHERWISE PROVIDED IN SECTION 17.c, IN NO EVENT SHALL SUPPLIER’S AGGREGATE LIABILITY IN ANY CALENDAR YEAR UNDER THIS AGREEMENT ENTERED INTO PURSUANT HERETO EXCEED THE GREATER OF (I) $6,000,000 AND (II) 100% OF THE TRAILING TWELVE MONTH’S MANUFACTURING VALUE ADD PAYMENT FROM THE FIRST FULL MONTH PRIOR TO THE DATE THE CLAIM OCCURRED.

c.	EXCEPTIONS. SECTIONS 17.a AND 17.b SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM (i) THE INDEMNITIES SET FORTH HEREIN (PROVIDED THAT THE UNINSURED PORTION OF SUPPLIER’S INDEMNITY LIABILITY SHALL BE SUBJECT TO SECTION 17.b); (ii) LIABILITY FOR BREACH OF SECTION 14; (iii) LIABILITY FOR FRAUD OR WILFULL MISCONDUCT OR VIOLATION OF LAW; OR (iv) A PARTY'S OBLIGATION TO PAY ATTORNEYS' FEES AND COURT COSTS IN ACCORDANCE WITH SECTION 24.d.

18.	Insurance. Each Party shall procure and maintain at all times during the term of this Agreement and at its own cost (unless otherwise indicated on Schedule 18) with an insurer of good financial standing and repute insurance policies meeting the coverage and requirements specified on Schedule 18; provided that: with respect to Product Recall and Product Liability insurance, the Parties shall: (i) have a commercially reasonable time (but not later than the start of production) to procure insurance; and (ii) if such insurance is not commercially available on mutually acceptable terms (provided that neither Party shall unreasonably withhold its consent to such terms), the Parties shall confer in good faith on any needed amendment to the Agreement and provided, further that for any joint insurance policies, neither Party shall be required to pay its portion of the premium prior to the date that such premium is due. Each Party shall provide the other Party upon request with sufficient proof that it has procured and maintained insurance coverage in accordance with this Section.

19.	Relationship of Parties. Supplier shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly provided by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

20.	Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose. A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, Component Providers, customers, and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

21.	Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement (other than the payment of money) shall not constitute a breach or default under this Agreement if, and only to the extent that, the delay or failure to perform is caused by unforeseen circumstances beyond the reasonable control of the Party that failed to perform or whose performance was delayed, including acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; component shortages or material shortages; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party; provided that the non- performing Party was not a cause of such event or otherwise at fault or negligent and that such cause could not have been prevented or mitigated through Commercially Reasonable Efforts (each such event, a “Force Majeure Event”). The Party declaring a Force Majeure Event shall make Commercially Reasonable Efforts to continue to meet its obligations throughout the duration of the Force Majeure Event and shall notify the other Party promptly (in no event more than five business days of discovery of the event) when the Force Majeure Event begins (including an explanation of the nature of the Force Majeure Event) and when such Force Majeure Event has terminated. The suspension of any obligations shall only last during the time the Force Majeure Event continues and such reasonable time thereafter to allow said Party to respond to such Force Majeure Event. The Party affected by a Force Majeure Event shall have the duty and obligation to mitigate the effects of the Force Majeure Event by making Commercially Reasonable Efforts to limit or prevent any delay or non-performance of any obligation under this Agreement. If the force majeure event can be eliminated or mitigated by a change to the Component or Vehicle or other changes, Section 9 shall apply. If the delay or failure of a Party to perform its obligations caused by the Force Majeure Event lasts (or is reasonably believed by both Parties that it shall last) more than sixty (60) days, the Party not declaring the Force Majeure Event may immediately, in its sole discretion, (a) cancel or modify any performance affected by the Force Majeure Event and seek alternate performance elsewhere; or (b) terminate this Agreement, provided that such action shall not give rise to a claim for damages against the Party unable to perform its obligations. Notwithstanding anything in this Section 21 to the contrary, no delay or failure of Supplier to perform its obligations under this Agreement will be considered a Force Majeure Event, and such delay or failure to perform will not be excused, if and to the extent that it is caused by labor problems of Supplier such as, by way of example and not by way of limitation, lockouts, strikes, and slowdowns.

22.	Governance.

a.	Steering Committee: The Parties will establish a steering committee as the top management body for the Parties’ cooperation on all relevant matters related to the Vehicle and to facilitate resolution of any disputes that may arise from time to time (“Steering Committee”). The Steering Committee shall be comprised of members appointed by Company from time to time and members appointed by Supplier from time to time. Either Party may convene a meeting of the Steering Committee on at least 10 business days advance notice unless each Party agrees to a different notice period. Each Party shall use Commercially Reasonable Efforts to identify in advance topics to be addressed at a Steering Committee Meeting.

b.	Project Management: The Parties shall each appoint a project manager as the daily responsible officer for each Party’s team. Each project manager shall be the contact person for the respective other Party. Each project manager shall be entitled to bring any issues forward to the Steering Committee.

23.	Dispute Resolution/Arbitration.

a.	Negotiation. The Parties shall use good faith efforts to resolve disputes, within 20 business days of written notice of such dispute. Such efforts shall include escalation of such dispute to the Steering Committee. All negotiations, statements, and communications pursuant to this Section for the resolution of Disputed Claims will be confidential and shall be treated as compromise and settlement negotiations and no such statements shall be deemed to be admissions of a Party. The Parties shall not rely on, or introduce as evidence in the arbitration or other judicial proceeding: (i) views expressed or suggestions made by a Party with respect to a possible settlement of the dispute; (ii) admissions made by a Party in the course of the settlement discussions; or (iii) the fact that a Party had or had not indicated a willingness to accept a proposal for settlement. There shall be no stenographic or audio record of the settlement discussions.

b.	Arbitration. Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or under this Agreement or the alleged breach of any provision hereof (all of which are referred to herein as “Disputed Claims”), whether such Disputed Claims arise at law or in equity, under state or federal law, for damages or any other relief, shall be resolved by binding arbitration in Cuyahoga County, Ohio, USA, by the American Arbitration Association (“AAA/ ICDR”) in accordance with its International Arbitration Rules (the “Rules”) then in effect. The arbitration shall be administered by the AAA/ ICDR and shall be conducted by the International Centre for Dispute Resolution, which is a Division of the American Arbitration Association. If the AAA/ ICDR is unable or legally precluded from administering the arbitration, then the parties shall agree upon an alternative arbitration organization, provided that, if the parties cannot agree, such organization shall be selected by the Chief Judge of the United States Federal District Court of the Northern District of Ohio.

c.	Procedure. The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating Party (the Claimant) shall send written notice to the other Party or Parties (the Respondent), with a copy to the office of the ICDR designating the first arbitrator (who shall not be a representative or agent of any Party but may or may not be an ICDR panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education, and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties. With fifteen days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the office of the ICDR and to the first arbitrator, designating the second arbitrator who shall not be a representative or agent of any Party but may or may not be an ICDR panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties. Within fifteen days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable ICDR panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said fifteen-day period, then the third arbitrator will be determined pursuant to the Rules. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the Parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not and has not been a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for 15 days and the Party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Section 23.c within such 15-day period; provided, however, that if the Party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such 15-day period, the substitute arbitrator shall be a neutral arbitrator appointed by mutual consent by the remaining two arbitrators within 15 days thereafter.

d.	Enforcement. Notwithstanding the provisions of this Section, a Party may file a complaint limited to: (i) compelling arbitration; (ii) enforcing an arbitral award; or (iii) seeking a preliminary injunction or similar provisional judicial relief pending the outcome of arbitration. Such a proceeding shall be filed either (1) in any state court of competent jurisdiction located in the State of Ohio; or (2) in the United States District Court for the Northern District of Ohio, and the parties expressly consent, and waive any objections, to subject matter jurisdiction, personal jurisdiction, and venue in such courts. In addition, nothing herein shall be construed to require arbitration of a claim or dispute brought by a Person who is not a Party to this Agreement, or affect the ability of any Party to interplead or otherwise join another Party in a proceeding brought by a Person who is not a Party to this Agreement.

24.	Miscellaneous.

a.	Notices. All notices, demands, consents, and other communications required under this Agreement shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile, email, or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Supplier:	Foxconn EV System LLC 4568 Mayfield Road, Suite 204 Cleveland, OH 44121 Attn: Liting Cai
with a copy to:	Butzel Long 201 W. Big Beaver, Suite 1200 Troy, MI 48084 Attn: Sheldon Klein
Notice to Company:	Lordstown EV Corporation 38555 Hills Tech Drive Farmington Hills, MI 48331 Attn: Daniel Ninivaggi
with a copy to	Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 Attn: Ronald Stepanovic

b.	Good Faith. The Parties agree to (a) act in good faith towards each other in performing under this Agreement; and (b) negotiate in good faith all matters, issues, or provisions which arise under or are related to this Agreement that require the parties to reach a consensus, understanding, or agreement (“Negotiated Matter”). If Company and Supplier cannot agree on the resolution of a Negotiated Matter after discussion and negotiation, and as a matter of last resort, the Parties shall submit such Negotiated Matter for resolution pursuant to Section 23.

c.	Cumulative Remedies; Specific Performance. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

d.	Attorneys’ Fees and Costs. In the event that attorneys’ fees or other costs are incurred to enforce payment or performance of any obligation, agreement, or covenant between the Parties or to establish damages for the breach of any obligation, agreement, or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs, including any appellate fees and the costs, fees, and expenses incurred to enforce or collect such judgment or award and any other relief granted.

e.	Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by an authorized officer or representative of each Party. The Parties may, subject to the provisions of this Section 24.e, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

f.	Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.	Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

h.	Further Assurances. Following the Effective Date, each of the Parties shall, and shall cause its respective Affiliates, as applicable, to execute such further documents and perform such further acts, as may be reasonably necessary to effect or complete the agreements and the transactions set forth herein.

i.	Severability. If any provision of this Agreement is determined to be invalid, prohibited, or unenforceable in any applicable jurisdiction, then as to such jurisdiction, and provided the essential terms of this Agreement for the Parties remain valid, binding, and enforceable, this Agreement shall be ineffective only to the extent of such invalid, prohibited, or unenforceable provisions without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. Upon such determination that any provision is invalid, prohibited, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

j.	Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties, provided that this Agreement does not supersede the Asset Purchase Agreement. Each Party acknowledges and agrees that no agreements, representations, warranties, or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. If there is a conflict between this Agreement and pre-printed language on each Party’s forms, for example, purchase orders, this Agreement shall prevail.

k.	Binding Effect; Assignment. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that except as allowed in this sub-section, neither Party shall assign, delegate, or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing:

i.	Supplier shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company; and

ii.	Supplier shall have the right to delegate its duties under this Agreement to one or more Subsidiaries, in which case the Subsidiary shall be solely responsible for performance of the delegated duty. Supplier will inform Company in writing within ten business days after exercising such right or assignment or delegation.

l.	Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement. No waiver shall be effective unless in writing and signed by the waiving Party.

m.	No Third-Party Beneficiaries. Except as expressly set forth in this Section 24.m, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 16 having the right to enforce such Sections.

n.	Headings; Rules of Interpretation. The captions and headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define the scope or content of this Agreement or the construction of any provision hereof or of any document or instrument referred to herein. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument (or any portion thereof to be drafted. For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

i.	definitions are equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine, or neuter gender include each other gender;

ii.	the words “hereof,” “herein,” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document;

iii.	references to an “Attachment,” “Exhibit,” “Schedule,” “Appendix,” or “Section” refer to the corresponding Attachment, Exhibit, Schedule, Appendix, or Section of this Agreement;

iv.	whenever the words “include,” “includes,” and “including” and other words of similar import are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation”;

v.	references to “days” shall mean calendar days, unless the term “business days” shall be used, in which case “business day” shall mean any calendar day other than a Saturday, Sunday or U.S. national, legal or bank holiday;

vi.	any reference to a Law means such Law as amended from time to time and includes any successor legislation thereto and all regulations, rulings, and other Laws promulgated thereunder;

vii.	references to any document, instrument, or agreement mean such document, instrument, or agreement as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and

viii.	whenever the word “or” is used in this Agreement, it shall be deemed to be used in the inclusive sense.

o.	Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

p.	Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal, or bank holiday, such period shall be extended to and through the next succeeding business day.

q.	Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

r.	Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

s.	Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of Ohio, inclusive of the Uniform Commercial Code as adopted in that state, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

t.	Survival. The provisions of this Agreement which by their very nature are intended to survive the expiration or termination of this Agreement, including Sections 3.a.i, 4, 5, 12, 14, 15, 16, 17, 18 (for purposes of any tail coverage to be maintained by a Party), 23, 24.a, 24.c, 24.d, 24.n, 24.s, and 24.t, shall survive the expiration, cancellation or termination of this Agreement for any reason.

[Signate page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COMPANY:		SUPPLIER:

LORDSTOWN EV CORPORATION		FOXCONN EV SYSTEM LLC

By:	/s/ Melissa Leonard	By:	/s/ Liting Cai
(Signature)		(Signature)

Name:	Melissa Leonard	Name:	Liting Cai
(Print)		(Print)

Title:	Executive Vice President, General Counsel & Secretary	Title:	Authorized Officer

Date:	May 11, 2022	Date:	May 11, 2022